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EXHIBIT 21

iDine Rewards Network Inc. (formerly TRANSMEDIA NETWORK INC.) AND SUBSIDIARIES

iDine Rewards Network Inc. (formerly Transmedia Network Inc.)

iDine Restaurant Group Inc.

Transmedia Services Company Inc.

TMN International Inc.